Exhibit 10.47

EVOLUTION METALS & TECHNOLOGIES CORP.

2025 EQUITY INCENTIVE PLAN

PERFORMANCE STOCK OPTION AWARD AGREEMENT

You (the “Participant”) have been granted a performance Option (the “Performance Option”) to purchase Shares, under the Evolution Metals & Technologies Corp. 2025 Equity Incentive Plan (the “Plan”) subject to the terms and conditions of this Performance Stock Option Award Agreement (this “Agreement”) and the Plan. Unless otherwise defined in this Agreement, the terms defined in the Plan shall have the same defined meanings in this Agreement. If any provision of this Agreement conflicts with the Plan, the Plan provisions shall control.

1.	Award Details.

Participant’s Name	[●]

Participant’s Address	[●]

Participant’s Email Address	[●]

Date of Grant	[●]

Exercise Price (per Share)	$[●]

Total Number of Shares Subject to the Performance Option	[●]

Type of Option (Select one)	☐ Incentive Stock Option
☒ Nonstatutory Stock Option

Vesting Schedules	Except as provided below, subject to the Participant’s continued employment or service with the Company or a Subsidiary of the Company and other limitations set forth in the Plan and this Agreement, the Performance Option shall become vested and exercisable in accordance with the schedules (the “Vesting Schedules”) set forth in Statement of Performance Goals separately provided to the Participant (the “Statement of Performance Goals”):

If the Vesting Schedules would cause a fractional Share underlying the Performance Option to vest on any vesting date, the number of Shares subject to the Performance Option that vest on that vesting date will be rounded down to the nearest whole Share and such fractional Share shall remain unvested until one Share can vest and such whole Share shall vest and become exercisable on the next applicable vesting date (if any).

If a Change in Control occurs prior to the Expiration Date or forfeiture of the Performance Option and if, for any reason, the successor corporation does not assume or substitute for the Performance Option in the manner described in Section 4.05(c)(iii) of the Plan, the Performance Option will be treated in accordance with Section 4.05(c)(ii) of the Plan. If a Change in Control occurs prior to the Expiration Date or forfeiture of the Performance Option, and the Committee exercises its discretion pursuant to Section 4.05(c)(i) of the Plan to permit the surviving corporation to assume or substitute the Performance Option, and within the 18-month period following the Change in Control the successor corporation terminates the Participant’s employment or service for any reason other than Cause, all outstanding unvested Performance Options shall vest and become exercisable as of the date of Participant’s termination.

Expiration Date	Tenth anniversary of the Date of Grant (or such earlier time as provided in Section 5 of this Agreement).

Post-Termination Exercise Period	See Section 5 of this Agreement.

2. Grant of Performance Option. The Company has granted to the Participant a Performance Option to purchase the Total Number of Shares Subject to the Performance Option, at the Exercise Price (for each Share purchased), subject to the Plan and this Agreement. Without limiting Section 5 hereof, the terms of the Performance Option shall be binding upon the executors, administrators, heirs, successors and transferees of the Participant.

3. Exercise of Performance Option.

(a) Right to Exercise. The Performance Option shall be exercisable during its term in accordance with the Vesting Schedules as set forth in Statement of Performance Goals and with the applicable provisions of the Plan and this Agreement.

(b) Method of Exercise. The Performance Option shall be exercisable only prior to the Expiration Date by delivery of an exercise notice (a form of which is attached to this Agreement as Exhibit A) or by such other procedure established by the Administrator. The exercise notice shall be delivered to the Company in person, by certified mail, by electronic transmission or by such other method approved by the Administrator, and shall be accompanied by payment of the applicable aggregate Exercise Price.

(c) Taxes. The Participant may incur tax liability as a result of the Participant’s exercise of the Performance Option or disposition of the Shares. The Participant should consult a tax adviser before exercising the Performance Option or disposing of the Shares. The Award evidenced by this Agreement is subject to applicable tax withholding in accordance with Section 4.06 of the Plan. Notwithstanding any other provision of this Agreement, the Company will not be obligated to guarantee any particular tax result for the Participant with respect to any payment provided to the Participant hereunder, and the Participant will be responsible for any taxes imposed on the Participant with respect to any such payment.

4. Method of Payment. Subject to any terms and conditions established by the Administrator, payment of the aggregate Exercise Price shall be made by any of the following payment methods, or a combination thereof, at the election of the Participant; provided, however, that such payment method does not then violate any applicable law; provided further that the payment method set forth in Section 4(c) shall be subject to the prior approval of the Administrator:

(a) cash;

(b) check;

(c) surrender of Shares or delivery of a properly executed form of attestation of ownership of Shares as the Administrator may require, that have a Fair Market Value on the date of surrender or attestation equal to the aggregate Exercise Price;

(d) if the exercise occurs when the Shares are listed on one or more established stock exchanges or national market systems, payment through a broker-assisted cashless exercise program acceptable to the Company;

(e) by net exercise; or

(f) any other method permitted by the Plan that is approved by the Administrator.

5.  Post-Termination Exercise Period. In the event of the termination of the Participant’s employment or service with the Company and its Subsidiaries for any reason, all or any portion of the Performance Option that was vested on the date of such termination (the “Termination Date”) (including any portion of the Performance Option that vested as a result of such termination) may be exercised until the earlier of (i) the 12-month anniversary of the Termination Date, and (ii) the tenth anniversary of the Date of Grant, and to the extent such vested portion of the Performance Option is not exercised prior to such date, the Performance Option will terminate. Any portion of the Performance Option that was unvested on the Termination Date (and that did not vest as a result of such termination) shall terminate on the Termination Date.

6. Term of Performance Option. The Performance Option must be exercised no later than the Expiration Date provided in the Plan or this Agreement. After the Expiration Date, the Performance Option shall be of no further force or effect and may not be exercised. The Participant agrees that the Company and its officers, employees, attorneys and agents do not have any obligation to notify the Participant prior to the expiration of the Performance Option, regardless of whether the Performance Option will expire on the Expiration Date or on an earlier date. The Participant further agrees that the Participant has the sole responsibility for monitoring the expiration of the Performance Option and for exercising the Performance Option, if at all, before it expires. This Section 6 shall supersede any contrary representation that may have been made, orally or in writing, by the Company or by an officer, employee, attorney or agent of the Company.

7. Voting and Other Rights. The Participant shall have no rights of ownership in the Shares underlying the Performance Option and no right to vote the Shares underlying the Performance Option until the date on which the Shares underlying the Performance Option are issued or transferred to the Participant in accordance with this Agreement. Dividend equivalents shall not be credited to the Participant with respect to the Performance Option.

8. Restrictions on Transfer. Subject to Section 4.04 of the Plan, the Performance Option is not transferable by the Participant otherwise than by will or the laws of descent and distribution, and in no event will the Performance Option be transferred for value.

9. Stop-Transfer Notices. To ensure compliance with the restrictions on transfer set forth in this Agreement or the Plan, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

10. Adjustments. The number of Shares issuable subject to the Performance Option and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 4.05(a) of the Plan.

11. Certain Definitions. For purposes of this Agreement, “Cause” means:

(a) a violation of any material written rule or policy of the Company;

(b) any use or misappropriation by the Participant of the funds, assets or property of the Company or its Subsidiaries or affiliates for any personal or other improper purpose;

(c) misconduct by the Participant which, in the reasonable good faith judgment of the Board, could reasonably be expected to be materially injurious to the financial condition or business reputation of the Company or its Subsidiaries or affiliates;

(d) the Participant’s indictment for a felony or a crime involving moral turpitude;

(e) the Participant’s gross negligence in the performance of the Participant’s duties and responsibilities to the Company;

(f) a material breach by the Participant of a material agreement with the Company which has not been cured within 10 days of written notice thereof from the Board to the Participant of the specific nature of such breach notice; or

(g) the Participant’s material failure to perform the Participant’s duties and responsibilities to the Company or to substantially perform the lawful instructions of the person(s) to whom the Participant reports (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), in either case, after written notice from the Board to the Participant of the specific nature of such material failure and the Participant’s failure to cure such material failure within 10 days following receipt of such notice.

12. Refusal to Transfer. The Company shall not be required (a) to transfer on its books any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement or (b) to treat as owner of such Shares or to accord the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

13. Lock-Up Agreement.

(a) Lock-up Restriction. The Participant agrees not to, without the prior written consent of the Company, Transfer (as defined below) any Shares issuable upon exercise of any Performance Option until the third (3rd) anniversary of the effective date of the Company’s registration statement (Registration No. 333-283119) on Form S-4 (the “Lock-Up Period”).

(b) Exceptions to Lock-up Restriction. The restrictions set out in Section 13(a) above shall not apply to:

(i) Transfers by virtue of laws of descent and distribution upon death of the Participant;

(ii) Transfers pursuant to a qualified domestic relations order or divorce settlement; or

(iii) Transfers (including forfeitures) to the Company to satisfy tax withholding obligations pursuant to equity incentive plans or arrangements;

provided, however, that in the case of clauses (i) and (ii), these permitted transferees must enter into a written agreement, in the form satisfactory to the Company, agreeing to be bound by these Transfer restrictions.

For purposes of this Section 13, the term “Transfer” shall mean (i) any sale, offer to sell, contract or agreement to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establishment of a put equivalent position or liquidation of a call equivalent position, with respect to any Shares issuable upon exercise of any Performance Option or (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Shares issuable upon exercise of any Performance Option.

14. Entire Agreement. The terms of the Plan are incorporated into this Agreement and, together with this Agreement and any documents applicable to the Participant, constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof. Nothing in the Plan or this Agreement (except as expressly provided therein or herein) is intended to confer any rights or remedies on any Persons other than the Company and the Participant. If any provision of the Plan or this Agreement is determined to be illegal or unenforceable, such provision shall be enforced to the fullest extent allowed by law and the other provisions shall nevertheless remain effective and shall remain enforceable.

15. Administration and Interpretation. Any question or dispute regarding the administration or interpretation of the Plan or this Agreement shall be submitted by the Participant or by the Company to the Administrator. The resolution of such question or dispute by the Administrator shall be final and binding.

16. Notices. The Participant agrees to accept by email all documents relating to the Plan, the Performance Option and any Shares acquired upon exercise of the Performance Option and all other documents that the Company is required to deliver to its stockholders. The Participant also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. The Participant may incur costs in connection with electronic delivery, including the cost of accessing the internet and printing fees, and that an interruption of internet access may interfere with the Participant’s ability to access the documents.

17. No Right to Future Awards or Employment. The Performance Option award is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The Performance Option award and any related payments made to the Participant will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement will confer upon the Participant any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or adjust the compensation of Optionee.

18. Relation to Plan. The Performance Option granted under this Agreement and all of the terms and conditions hereof are subject to all of the terms and conditions of the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan will govern. The Administrator acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

19. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, that notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Shares pursuant to this Agreement if the issuance thereof would result in a violation of any such law. The Performance Option shall not be exercisable if such exercise would involve a violation of any law.

20. Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Code Section 409A. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Code Section 409A (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of Participant).

21. Clawback Policy. Notwithstanding anything in this Agreement to the contrary, the Participant acknowledges and agrees that this Agreement and the Award described herein (and any settlement thereof) are subject to the terms and conditions of the Company’s clawback policy or policies as may be in effect from time to time, including specifically to implement Section 10D of the Exchange Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Common Stock at any point may be traded) (the “Compensation Recovery Policy”), and that, to the extent the Compensation Recovery Policy, by its terms, is applicable to the Award, applicable terms of this Agreement will be (if necessary) deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, by accepting the Award covered by this Agreement, the Participant (i) consents to be bound by the terms of the Compensation Recovery Policy, as applicable, (ii) agrees and acknowledges that the Participant is obligated to and will cooperate with, and will provide any and all assistance necessary to, the Company in any effort to recover or recoup any compensation or other amounts subject to clawback or recovery pursuant to the Compensation Recovery Policy and/or applicable laws, rules, regulations, stock exchange listing standards or other Company policy, and (iii) agrees that the Company may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to facilitate the recovery or recoupment by the Company from the Participant of any such amounts, including from Participant’s accounts or from any other compensation, to the extent permissible under Code Section 409A.

22. Confidentiality.

(a) The Participant understands and agrees that any financial statements, information about the risks associated with investment in the Shares, or other similar statements or information provided by the Company to the Participant are confidential and shall not be disclosed by the Participant, to any Person, for any reason, at any time, without the prior written consent of the Company, unless required by applicable law. If disclosure of such statements or information is required by applicable law, whether through subpoena, request for production, deposition, or otherwise, the Participant promptly shall provide written notice to the Company, including copies of the subpoena, request for production, deposition, or otherwise, within five business days of their receipt by the Participant and prior to any disclosure so as to provide the Company an opportunity to move to quash or otherwise to oppose the disclosure. Notwithstanding the foregoing, the Participant may disclose the terms of such statements or information to the Participant’s spouse or domestic partner, and for legitimate business reasons, to Participant’s legal, financial, and tax advisers.

(b) Notwithstanding any other provisions of this Agreement to the contrary, pursuant to the Defend Trade Secrets Act, 18 U.S.C. §1833(b), an individual may not be held criminally or civilly liable under any federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; and/or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an employer for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order.

(c) Notwithstanding anything in this Agreement to the contrary (or in any other agreement, contract or arrangement with the Company or its Subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its Subsidiaries or affiliates (collectively, the “Arrangements”)): (i) nothing in the Arrangements or otherwise limits the Participant’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (ii) nothing in the Arrangements or otherwise prohibits or is intended to restrict or impede the Participant from discussing the terms and conditions of their employment with coworkers or union representatives or exercising protected rights under Section 7 of the National Labor Relations Act, or prevents the Participant from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification the Participant is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Exchange Act). The Company nonetheless asserts and does not waive its attorney-client privilege over any information (including documents) appropriately protected by privilege.

23. Personal Data Authorization. The Participant understands and acknowledges that the Company and any Related Entities hold certain personal information regarding the Participant for the purpose of managing and administering the Plan, including the Participant’s name, home address, telephone number, date of birth, social security number, salary, nationality, job title, any Shares or directorships held in the Company and details of all Awards canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”).  The Participant further understands and acknowledges that the Company and any Related Entities will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan and that the Company and any Related Entities may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan.  The Participant understands and acknowledges that the recipients of Data may be located in the U.S. or elsewhere.

24. Venue. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction. The Company and the Participant agree that any suit, action, or proceeding arising out of or relating to the Plan or this Agreement shall be brought in the United States District Court for the [VENUE] (or should such court lack jurisdiction to hear such action, suit or proceeding, in a [STATE] state court in the County of [COUNTY]) and that the parties shall submit to the jurisdiction of such court. The Company and the Participant irrevocably waive, to the fullest extent permitted by law, any objection the party may have to the laying of venue for any such suit, action or proceeding brought in such court.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement and agree that the Performance Option is to be governed by the terms and conditions of this Agreement and the Plan.

EVOLUTION METALS & TECHNOLOGIES CORP.

By:
Name:
Title:

By the Participant’s acceptance of this Agreement either electronically through the electronic acceptance procedure established by the Company or through a written acceptance delivered to the Company in a form satisfactory to the Company, the Participant acknowledges receipt of a copy of the Plan and this Agreement and familiarity with the terms and conditions of the Performance Option, and accepts the Performance Option subject to all of such terms and conditions. The Participant has reviewed the Plan and this Agreement in their entirety and has had an opportunity to obtain the advice of counsel prior to executing this Agreement. The Participant further agrees to notify the Company upon any change in the residence address indicated in this Agreement.

PARTICIPANT

By:
Name:

Signature Page to

Stock Performance Option Award Agreement